PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA

STEP RATE PLUS INDEX STRATEGY ENDORSEMENT

ANNUITY NUMBER: [001-00001] EFFECTIVE DATE: [Contract Issue Date]

This Endorsement is made part of your Annuity and describes the Step Rate Plus Index Strategy. The Indices and values provided below are applicable to your Annuity on the Effective Date. Other Buffers, Indices, and Index Terms may be available and may vary in the future. If the Initial Index Strategy Base below is equal to $0.00, there is no allocation to that Index Strategy as of the Effective Date. We are providing this Endorsement to help describe the Step Rate Plus Index Strategy in the event you wish to allocate funds to this type of Index Strategy in the future as described in your Annuity, and so long as this Index Strategy is still available. There are no explicit charges for allocations to the Step Rate Plus Index Strategy.

| Index | Index Value on Effective Date | Initial Index Term | Initial Index Strategy Base | Initial Step Rate | Participation Rate | Buffer |
|---|---|---|---|---|---|---|
| [S&P 500® Index, Price Return (SPX)] | [XXXX.XX] | [1 Year] | [$XXXXX.XX] | [XX.XX%] | [XX.XX%] | [5.00%] |
| [S&P 500® Index, Price Return (SPX)] | [XXXX.XX] | [1 Year] | [$XXXXX.XX] | [XX.XX%] | [XX.XX%] | [10.00%] |
| [MSCI EAFE Index, Price Return (MXEA)] | [XXXX.XX] | [1 Year] | [$XXXXX.XX] | [XX.XX%] | [XX.XX%] | [5.00%] |

Step Rate Plus: The Step Rate is a declared rate that may be credited to an Index Strategy for an Index Strategy Term if the Index Return is between zero and the declared Step Rate. The Initial Step Rate is shown above and is applicable for one Index Term as of the Issue Date. In the event the Index Return exceeds the declared Step Rate, the Index Credit will be the greater of the declared Step Rate and the Index Return multiplied by the Participation rate as described in the Index Credit section below.

Guaranteed Minimum Step Rate: [1.00%]

Participation Rate: The Participation Rate is the percentage of an Index increase that will be used in calculating the Index Credit to the Index Strategy Base at the end of an Index Strategy Term when the Index Return is greater than the declared Step Rate. The Participation Rate may vary by Index and Index Strategy Term. The initial Participation Rates are shown above and are applicable for the Index Term as of the Issue Date.

Guaranteed Minimum Participation Rate: [60%]

Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. The Buffer may vary by Index and Index Strategy Term. The Buffer is shown above.

Index Credit: On each Index Strategy End Date, we will calculate the Index Credit, if any, to be credited to the Index Strategy Base. The Index Credit is calculated by comparing the Step Rate, Participation Rate, if applicable, and Buffer to the percentage change in the Index, known as the Index Return. The Index Return is determined by (A – B) / B, where:

A = the Index Value on the Index Strategy End Date
B = the Index Value on the Index Strategy Start Date

P-END-RILA-SRP(10/21)

P-END-RILA-SRP(10/21) If the Index Return is zero or positive and less than or equal to the declared Step Rate, then the Index Credit is equal to the Step Rate. If the Index Return is greater than the Step Rate, the Index Credit is equal to the greater of the Index Return multiplied by the Participation Rate and the Step Rate. If the Index Return is negative, but within the Buffer, then the Index Credit is zero. Otherwise, if the Index Return is negative, the Index Credit is equal to the Index Return plus the Buffer. Subsequent Index Strategy Terms: We will declare Step Rates and Participation Rates for each subsequent Index Strategy Term. The new Step Rates and Participation Rates may be higher or lower than the initial Step Rates and Participation Rates and will be never be lower than the Guaranteed Minimum Step Rate and Guaranteed Minimum Participation Rate. Step Rate Plus Index Strategy Interim Value When you take a Partial Withdrawal, Surrender your Annuity, request a transfer, or annuitize your Annuity between Index Strategy Start and End Dates, we will use an Interim Value to determine the fair market value of your Index Strategy on the Valuation Day of the transaction. The Interim Value is also used in the event we pay a death claim to your beneficiaries during an Index Term. The Interim Value for the Step Rate Plus Index Strategy is equal to the sum of (1) and (2), where: (1) Is the fair value of the Index Strategy Base on the Valuation Day the Interim Value is calculated. It is determined as (A – B) multiplied by [(1 + C) divided by (1 + D)]E, where: A. The Index Strategy Base on the Valuation Day the Interim Value is calculated; B. The fair value of the replicating portfolio of options under initial market conditions, with updated time to expiry; C. The Market Value Index Rate on the Index Strategy Start Date; D. The Market Value Index Rate on Valuation Day the Interim Value is calculated; and E. The total days remaining in the Index Strategy Term divided by 365. (2) Is the fair value of the replicating portfolio of options The fair value of the Index Strategy Base is meant to represent the market value of the assets, other than hedge assets, supporting each Index Strategy. It includes a market value adjustment that reflects movements in the interest rates and credit spreads. The Market Value Index Rate will apply on a uniform basis for a class of contract owners in the same Index Strategy and will be administered in a non-discriminatory manner. The Market Value Index Rate is the [Bloomberg Barclays U.S. Intermediate Credit Index] rate. The [Bloomberg Barclays U.S. Intermediate Credit Index] rate is the rate using a set duration. The duration is set to represent the duration of the investments supporting the Index Strategy and may not match the actual length of the Index Strategy. If the [Bloomberg Barclays U.S. Intermediate Credit Index] rate is not published for a particular day, then we will use the rate on the next day it is published. If the [Bloomberg Barclays U.S. Intermediate Credit Index] rate is no longer published, or is discontinued, then we may substitute another suitable method for determining this component of the Interim Value. The fair values of the replicating portfolio of options are designated by us and are used to estimate the market value of the possibility of gain or loss on the Index Strategy End Date. The value may be positive or negative. Signed for the Company and made a part of the Contract as of the Effective Date. PRUCO LIFE INSURANCE COMPANY [ ] Secretary